Exhibit 99.1
REPORT OF INDEPENDENT AUDITORS
To the Board of Directors and Shareholders of
Senior-Living.com, Inc.
We have audited the accompanying balance sheets of Senior-Living.com, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to, nor have we been engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Senior-Living.com, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Whitley Penn LLP
Dallas, Texas
October 11, 2011

Senior-Living.com, Inc.
Balance Sheets
(in thousands)

	December 31,		June 30,
	2010	2009	2011
			(unaudited)
Assets
Current assets:
Cash	$222	$737	$12
Accounts receivable, less allowance for doubtful accounts of $5, $0 and $5 as of December 31, 2010 and 2009 and June 30, 2011 (unaudited), respectively	34	—	123
Other current assets	2	2	4

Total current assets	258	739	139
Property and equipment, net	21	14	20
Intangible assets, net	1,224	1,554	1,060

Total assets	$1,503	$2,307	$1,219

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$2	$3	$94
Accrued expenses and other current liabilities	126	32	163
Acquisition related liabilities, current portion	75	550	—
Convertible notes payable, current portion	841	—	1,050
Line of credit	—	—	29

Total current liabilities	1,044	585	1,336
Convertible notes payable, long term portion	—	852	—
Acquisition related liabilities, long term portion	—	75	—

Total liabilities	1,044	1,512	1,336
Commitments and contingencies (See Note 8)
Shareholders’ equity (deficit):
Preferred shares, $0.001 par value, 2,500,000 shares authorized, 1,149,661, 722,354 and 1,149,661 shares issued and outstanding at December 31, 2010 and 2009 and June 30, 2011, respectively	1	1	1
Common shares, $0.001 par value, 8,000,000 shares authorized, 4,488,768, 4,124,289 and 4,488,768 shares issued and outstanding at December 31, 2010 and 2009 and June 30, 2011, respectively	4	4	4
Additional paid in capital	2,212	1,339	2,229
Accumulated deficit	(1,758)	(549)	(2,351)

Total shareholders’ equity (deficit)	459	795	(117)

Total liabilities and shareholders’ equity (deficit)	$1,503	$2,307	$1,219

See accompanying notes

Senior-Living.com, Inc.
Statements of Operations
(in thousands)

			Three Months Ended		Six Months Ended
	Year Ended December 31,		June 30,		June 30,
	2010	2009	2011	2010	2011	2010
			(unaudited)		(unaudited)
Revenue:
On demand	$227	$5	$224	$50	$369	$78
Cost of revenue (exclusive of depreciation and amortization shown separately below)	364	103	172	109	265	162

Gross (loss) profit	(137)	(98)	52	(59)	104	(84)
Operating expense:
Salaries and commissions	275	111	169	71	251	113
Payroll taxes and fees	28	13	15	8	22	11
Contract labor	13	45	7	1	7	5
Occupancy costs	35	24	20	7	35	15
Marketing expense	12	17	22	2	25	5
Travel and entertainment	30	24	14	6	21	8
Share-based compensation	23	4	8	6	17	10
Software development	143	53	12	32	25	77
Insurance	—	1	2	—	2	1
Legal and accounting	23	33	42	3	43	5
Depreciation and amortization	337	49	87	84	173	168
Administration expense	7	6	11	1	13	1
Recruiting	3	2	2	—	6	—
Bad debt expense	5	—	—	—	—	—

Total operating expense	934	382	411	221	640	419

Operating loss	(1,071)	(480)	(359)	(280)	(536)	(503)
Interest expense	141	11	29	34	57	69
Other income	3	—	—	3	—	3

Net loss	$(1,209)	$(491)	$(388)	$(311)	$(593)	$(569)

See accompanying notes

Senior-Living.com, Inc.
Statements of Shareholders’ Equity (Deficit)
(in thousands, except share data)

							Total
					Additional		Stockholders’
	Preferred Shares		Common Shares		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of December 31, 2008	50,870	$—	1,182,778	$1	$107	$(58)	$50
Issuance of capital shares	671,484	1	2,941,511	3	897	—	901
Beneficial debt conversion feature	—	—	—	—	106	—	106
Issuance of stock warrants	—	—	—	—	225	—	225
Share-based compensation	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	(491)	(491)

Balance as of December 31, 2009	722,354	1	4,124,289	4	1,339	(549)	795
Issuance of capital shares	427,307	—	292,250	—	769	—	769
Debt conversion	—	—	72,229	—	81	—	81
Share-based compensation	—	—	—	—	23	—	23
Net loss	—	—	—	—	—	(1,209)	(1,209)

Balance as of December 31, 2010	1,149,661	1	4,488,768	4	2,212	(1,758)	459
Share-based compensation	—	—	—	—	17	—	17
Net loss	—	—	—	—	—	(593)	(593)

Balance as of June 30, 2011 (unaudited)	1,149,661	$1	4,488,768	$4	$2,229	$(2,351)	$(117)

See accompanying notes

Senior-Living.com, Inc.
Statements of Cash Flows
(in thousands)

			Six Months Ended
	Year Ended December 31,		June 30,
	2010	2009	2011	2010
			(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(1,209)	$(491)	$(593)	$(569)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	337	49	173	168
Share-based compensation	23	4	17	10
Beneficial conversion feature amortization	64	8	18	30
Changes in assets and liabilities:
Accounts receivable	(34)	—	(89)	(16)
Other current assets	—	(2)	(2)	—
Accounts payable and acquisition related liabilities	(551)	78	17	(302)
Accrued liabilities and other current liabilities	100	582	37	40

Net cash (used in) provided by operating activities	(1,270)	228	(422)	(639)
Cash flows from investing activities:
Capital expenditures	(14)	(17)	(8)	(4)
Acquisition of intangible assets	—	(1,375)	—	—

Net cash used in investing activities	(14)	(1,392)	(8)	(4)

Cash flows from financing activities:
Proceeds from convertible notes payable	—	950	191	—
Proceeds from line of credit	—	—	29	—
Sale of capital stock	769	901	—	200

Net cash provided by financing activities	769	1,851	220	200

Net (decrease) increase in cash	(515)	687	(210)	(443)
Cash:
Beginning of period	737	50	222	737

End of period	$222	$737	$12	$294

Non-cash activities:
Beneficial debt conversion feature	$—	$106	$—	$—

Debt conversion	$81	$—	$—	$—

See accompanying notes

Senior-Living.com, Inc.
Notes to the Financial Statements
1. Organization and Description of Business
Senior-Living.com, Inc., operating under the name SeniorLiving.net (the “Company”), a Delaware Corporation was formed in 2008. The Company is an internet lead generation and placement network for the senior living market. The Company assists individuals in finding senior care that can address their care needs, desired location and budget with online tools and skilled care advisors located in Vinenna, VA.
2. Summary of Significant Accounting Policies
Basis of Presentation
The financial statements include the accounts of the Company and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Unaudited Interim Financial Information
The accompanying interim condensed balance sheet as of June 30, 2011, the condensed statements of operations for the three and six months ended June 30, 2011 and 2010, condensed statements of cash flows for the six months ended June 30, 2011 and 2010 and the condensed statement of shareholders’ equity (deficit) for the six months ended June 30, 2011 are unaudited. These unaudited interim financial statements have been prepared in accordance with GAAP. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary. The results of operations for the aforementioned interim periods are not necessarily indicative of the results to be expected for the year ending December 31, 2011 or for any other period.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Concentrations of Credit Risk
The Company earned approximately 33% of its revenues from three customers in 2010. At December 31, 2010, the amounts due from these customers were approximately $25,800, $24,700 and $24,000.
The Company earned approximately 63% of its revenues from two customers in 2009. At December 31, 2009, the amounts due from these customers were approximately $1,700 and $1,400.
The Company earned approximately 21% of its revenues from two customers in the three months ended June 30, 2011. At June 30, 2011, the amounts due from these customers were approximately $34,200 and $12,800.
The Company earned approximately 30% of its revenues from two customers in the three months ended June 30, 2010. At June 30, 2010, the amounts due from these customers were approximately $8,900 and $7,300.
The Company earned approximately 22% of its revenues from two customers in the six months ended June 30, 2011. At June 30, 2011, the amounts due from these customers were approximately $46,600 and $34,800.
The Company earned approximately 25% of its revenues from two customers in the six months ended June 30, 2010. At June 30, 2010, the amounts due from these customers were approximately $11,900 and $7,400.
Cash
The Company considers all highly liquid investments with a maturity date, when purchased, of three months or less to be cash equivalents. There were no cash equivalents for the periods presented.

Fair Value of Financial Instruments
The carrying amount of the Company’s cash, accounts receivable and current liabilities approximates fair value due to the short-term nature of these instruments.
The Company accounts for financial assets and liabilities at fair value, measured on a recurring basis, in its financial statements. The Company adopted the fair value measurement for non-financial assets and liabilities during the year ended December 31, 2009, which had no material impact on the financial statements. Carrying values of convertible notes payable approximate fair values as they approximate market rates of interests. None of our financial instruments are held for trading purpose.
Accounts Receivable
The Company provides credit in the normal course of business, but generally does not require collateral to support its receivables. The Company also establishes an allowance for doubtful accounts based on historical trends and other information. Trade receivables are written off when deemed uncollectible. Recoveries of items previously written off are recorded when collected.
Property and Equipment
Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.
Intangible Assets
Intangible assets primarily consist of acquired domain names and customer relationships. The Company records intangible assets at fair value and amortizes those with finite lives over the shorter of the contractual life or the estimated useful life. We estimate the useful lives of domain names and customer relationships based on factors that include the planned use of each domain name and the expected pattern of future cash flows to be derived from each. We include amortization of domain names and customer relationships in depreciation and amortization on our statement of operations.
Income Taxes
Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. The Company provides for tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events, such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relative tax law and the facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.
The Company reports a liability, if applicable, for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Interest and penalties, if any, related to unrecognized tax benefits are recognized in income tax expense.
Revenue Recognition
The Company recognizes revenue when all of the following conditions are met: there is persuasive evidence of an arrangement, the service has been provided to the customer, collection of the fees is reasonably assured and the amount of fees to be paid by the customer is fixed or determinable. The Company assesses collection based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. The Company recognizes revenue for listing services and enhancements, marketing services and third party advertising.
Share-Based Compensation
Share-based compensation is measured at the grant date based on the fair value of the employee award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. The expense recognized for the portion of the award that is expected to vest has been reduced by an estimated forfeiture rate. The forfeiture rate is determined at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Advertising Expenses
Advertising costs are expensed when incurred and are included in marketing expense in the accompanying consolidated statements of operations. Advertising expense was $11,900, $17,000, $21,600, $1,400, $24,700 and $4,900 for the years ended December 31, 2010 and 2009 and the three months ended June 30, 2011 and 2010 (unaudited) and the six months ended June 30, 2011 and 2010 (unaudited), respectively.
3. Acquisition of Intangible Assets
In November 2009, the Company acquired assets of Nelson & Wallery, Ltd. The acquisition of these assets improved the Company’s ability to serve our senior living clients. The aggregate purchase price at closing was $1.6 million, which included approximately a $1.4 million cash payment and an issuance of warrants with a price of $.001 and a fair value of $0.2 million. The exercise of the two year warrants is contingent upon a finance offering of $0.5 million or more for 221,238 shares. Acquired internet domain names have useful lives of five years and are amortized straight-line over the estimated useful life. Acquired customer relationships and other intangible assets have useful lives of approximately three years and are amortized in proportion to the estimated cash flows derived from the relationship. The operating results of this acquisition are included in the results of operations from the effective date of the acquisition. This acquisition was financed from the proceeds from convertible notes payable (See Note 6).
The Company made the acquisition because of the enhanced exposure to individuals seeking potential senior living care via the internet. The Company accounted for this acquisition by allocating the total consideration to the fair value of assets received.
The purchase price for these assets is allocated as follows:

(in thousands)
Intangible assets:
Internet domain names	$1,522
Customer relationships and other	103

Total purchase price	$1,625

4. Property and Equipment
Property and equipment consist of the following:

	December 31,		June 30,
	2010	2009	2011
			(unaudited)
	(in thousands)
Computer equipment and software	$31	$17	$39
Less: accumulated depreciation	(10)	(3)	(19)

Property, equipment and software, net	$21	$14	$20

Depreciation expense was $7,000, $3,000, $4,000, $2,000, $9,000 and $3,000 for the years ended December 31, 2010 and 2009 and the three months ended June 30, 2011 and 2010 (unaudited) and the six months ended June 30, 2011 and 2010 (unaudited), respectively.

5. Intangible Assets
Intangible assets consisted of the following at December 31, 2010 and 2009 and June 30, 2011 (unaudited):

		December 31, 2010			December 31, 2009
	Amortization	Carrying	Accumulated		Carrying	Accumulated
	Period	Amount	Amortization	Net	Amount	Amortization	Net
	(in thousands)
Domain names	5 years	$1,522	$(348)	$1,174	$1,522	$(42)	$1,480
Customer relationships and other	3 years	78	(28)	50	78	(4)	74

Total intangible assets		$1,600	$(376)	$1,224	$1,600	$(46)	$1,554

		June 30, 2011 (unaudited)
	Amortization	Carrying	Accumulated
	Period	Amount	Amortization	Net
		(in thousands)

Domain names	5 years	$1,522	$(499)	$1,023
Customer relationships and other	3 years	78	(41)	37

Total Intangible assets		$1,600	$(540)	$1,060

Amortization of intangible assets was approximately $0.3 million, $46,000, $0.1 million, $0.1 million, $0.2 million and $0.2 million for the years ended December 31, 2010 and 2009, the three month period June 30, 2011 and 2010 (unaudited), and the six month period June 30, 2011 and 2010 (unaudited).
As of December 31, 2010, the following table sets forth the estimated amortization of intangible assets for the years ending December 31:

Amortization
Expense
(in thousands)
2011	$329
2012	326
2013	305
2014	264
2015	—

Total	$1,224
6. Debt
Convertible Notes Payable
In November and December 2009, the Company issued convertible promissory notes to significant shareholders in the amount of $950,000, bearing interest at a rate of 8% per annum. These notes were unsecured and mature in November and December 2011. The entire principal and accrued interest on the notes are convertible into common stock of the Company at a variable conversion price, with a 10% discount to the market price, at the point of conversion. The Company recorded $106,000 related to the deemed beneficial conversion feature of these notes, of which approximately $63,700, $7,500, $9,400, $15,100, $18,700 and $30,100 was amortized as interest expense during the years ended December 31, 2010 and 2009, the three months ended June 30, 2011 and 2010 (unaudited) and the six months ended June 30, 2011 and 2010 (unaudited), respectively. In the spring of 2010, $75,000 of the outstanding principal on two of these notes were converted into 72,229 shares of stock.
The Company issued additional convertible promissory notes to significant shareholders in the amount of approximately $191,000 during the six months ended June 30, 2011 and an additional $6,000 in July 2011, bearing interest at a rate of 4% per annum. These notes were unsecured and mature in 2012. The entire principal and accrued interest on the notes are convertible into common stock of the Company at $1.1573 per share. There was no deemed beneficial conversion feature on these notes. In July 2011, approximately $89,000 of the outstanding principal and interest on three of these notes were converted into 77,485 shares of stock.

As of December 31, 2010 and 2009 and June 30, 2011, the balance of these notes, net of unamortized discount, was approximately $840,700, $851,900 and 1,050,400, respectively. In conjunction with the acquisition of the Company in July 2011, the outstanding principal and interest for these notes were paid in full.
Line of Credit
In 2011, the Company entered into a line of credit agreement with a financial institution with a maximum borrowing amount of $30,000. The line provides for interest at the annual rate of 5.0%. The line of credit guaranteed by the majority shareholder of the Company. As of June 30, 2011, the balance of the line of credit was $29,000. In conjunction with the acquisition of the Company in July 2011, the balance of the line of credit was paid in full.
7. Share-based Compensation
Stock options granted under the 2009 Stock Option Plan generally vest over three years with ten percent every four months within the first year and 35% each year thereafter and expire ten years from the date of the grant. All outstanding options were granted at exercises prices equal to no less than the estimate of the fair market value of our common stock at the date of grant.
The following table summarizes stock option transactions granted under the 2009 Stock Option Plan:

			Weighted
		Range of	Average
	Number of	Exercise	Exercise
	Shares	Prices	Price
Balance at December 31, 2008	—	$—	$—
Granted	61,000	1.00	1.00
Balance at December 31, 2009	61,000	1.00	1.00
Granted	100,000	1.00 – 1.17	1.09
Balance at December 31, 2010	161,000	1.00 – 1.17	1.05
The weighted average grant-date fair value of options granted during the years ended December 31, 2010 and 2009 was $0.67 and $0.53, respectively. The total number of stock options that vested during the year ended December 31, 2010 and 2009 was 33,200 and 5,000, respectively.
The following table summarizes outstanding stock options that are vested and expected to vest, non-vested and stock options that are currently exercisable.

	December 31, 2010			December 31, 2009
	Fully Vested			Fully Vested
	and			and
	Expected to			Expected to
	Vest	Non-Vested	Exercisable	Vest	Non-Vested	Exercisable
Number of shares outstanding	139,801	127,800	33,200	51,711	56,000	5,000
Weighted average remaining contractual life	9.1	9.2	8.8	9.7	9.7	9.6
As of December 31, 2010 and 2009, the total future compensation cost related to non-vested stock options to be recognized in the statement of operations was approximately $62,000 and $25,000, respectively, with a weighted average period over which these awards are expected to be recognized of 2.2 years and 2.5 years, respectively.
During the six months ended June 30, 2011, 50,000 options were granted with an exercise price of $0.98. These options vest over three years with ten percent every four months within the first year and 35% each year thereafter and expire ten years from the date of the grant.
Stock Option Valuation Assumptions
The Black-Scholes option pricing model was used for determining the fair value of stock-based awards. The awards granted were valued using the following assumptions:

Risk-free interest rates	1.4 – 2.8%
Expected option life (in years)	3 – 6
Dividend yield	0%
Expected volatility	55%
Risk-free interest rate. This is the average U.S. Treasury rate (having a term that most closely approximates the expected life of the option) for the period in which the option was granted.

Expected life of the options. This is the period of time that the options granted are expected to remain outstanding.
Dividend yield. The Company has never declared or paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.
Expected volatility. Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The volatility rate is calculated by considering historical volatility rates of publicly traded peers.
8. Commitments and Contingencies
Office Facility Lease
The Company leases its office facility under a month to month operating lease agreement. The Company recognizes rent expense on a straight-line basis over the term of the lease agreement.
Rent expense, principally for leased office space under operating lease commitment, was $18,000, $16,000, $5,000, $5,000, $9,000 and $9,000 for the years ended December 31, 2010 and 2009, the three months ended June 30, 2011 and 2010 (unaudited) and the six months ended June 30, 2011 and 2010 (unaudited), respectively.
Litigation
The Company is subject to legal proceedings and claims arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.
9. Income Taxes
For the years ending December 31, 2010 and 2009, the Company incurred a net operating loss and, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.
The reconciliation of income tax expense computed at the U.S. federal statutory tax rate to the actual income tax expense is as follows:

	Year Ended December 31,
	2010	2009
	(in thousands)
Taxes at statutory rate (34%)	$(411)	$(167)
State taxes	(45)	(19)
Change in valuation allowance	434	181
Permanent differences	22	5

Income taxes	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets (liabilities) are as follows:

	December 31,
	2010	2009
	(in thousands)

Accounts receivable	$(13)	$—
Accounts payable	1	1
Accrued compensation	27	10
Accrued interest	31	4

Total gross current deferred tax assets	46	15

Intangible assets	105	15
Net operating losses	487	173

Total gross non-current deferred tax assets	592	188

Total deferred tax assets	638	203

Deferred tax asset valuation allowance	(638)	(203)

Deferred tax assets, net of valuation allowance	$—	$—

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company has recorded a valuation allowance for the full amount of the net deferred tax assets.
As of December 31, 2010, we had net operating loss carryforwards of $1.3 million available to offset future regular, alternative minimum taxable income, if any. This loss can be carried forward for up to 20 years and begin to expire in 2028. Changes in our ownership may lead to restrictions in respect of the availability and use of this tax loss. The Company is subject to state and federal income tax examinations by tax authorities for all years in operation.
Uncertain Tax Positions
FASB ASC 740 creates a single model to address accounting for uncertainty in tax positions by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FASB ASC 740 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. There are no unrecognized tax benefits to disclose in the notes to the financial statements.
10. Subsequent Events
On July 29, 2011, the Company was acquired by RealPage, Inc. for approximately $4.5 million in cash with the potential to earn additional consideration upon achieving future financial targets through June 2014.
In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through October 11, 2011 the date the financial statements were available for issuance.